EXHIBIT 2.1

PURCHASE AGREEMENT

PURCHASE AGREEMENT (the "Agreement"), dated as of December 18, 2014, by and among INDIA GLOBALIZATION CAPITAL, INC., a Maryland corporation, with headquarters located at 4336 Montgomery Avenue, Bethesda, Maryland 20814 (the "Company"), and APOGEE FINANCIAL INVESTMENTS, INC., a Florida corporation with offices located at 20711 Sterlington Road, Land O'Lakes, Florida 34368 (the "Seller").

DEFINITIONS:

“IGC”, “Company”, “Buyer” refer to India Globalization Capital, Inc.

“Seller” refers to Apogee Financial Investments, Inc.

“Interests” refers to membership interests of Midtown Partners & Co., LLC

“Midtown”, “MTP” refer to Midtown Partners and Co., LLC

“Initial Interests” refers to 24.9% of Midtown.

“Initial Shares” refers to 1,200,000 shares of IGC issued to Apogee for 24.9% of Midtown subject to conditions.

“Initial Closing” refers to the closing of the issuance of the Initial Shares.

“Initial Closing Date” refers to the date of the Initial Closing.

“Remaining Interest” refers to the remaining 75.1% of Midtown.

“Remaining Shares” refers to 700,000 shares issued to Apogee for the remaining 75.1% of Midtown subject to conditions.

“Final Closing” refers to the closing of the acquisition of the Remaining Interest of Midtown.

“Final Closing Date” refers to the date of the Final Closing.

“Shares” refers to collectively the Initial Shares and Remaining Shares.

SCHEDULES AND EXHIBITS:

Schedule A: Purchase consideration and contingencies.

Schedule B: balance sheet of Midtown as at December 9, 2014 and income statement for the period January 1, 2014 to December 9, 2014.

Exhibit A:  Form of certificate executed by Apogee

Exhibit B: Form of certificate executed by IGC

WHEREAS:

A. The Seller is the sole owner of the outstanding membership interests (the “Interests”) of Midtown Partners & Co., LLC, a Florida limited liability company (“Midtown”) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”); and

B. The Company wishes to acquire the Seller’s interest in Midtown, and the Seller is willing to sell its interest in Midtown, subject to the terms and conditions of this Agreement, including, without limitation, the receipt of all required SEC, FINRA and other regulatory approvals.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. PURCHASE OF INTERESTS.

(a) Purchase of Initial Interests.

(i) Purchase. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, in consideration of the Seller’s assignment, sale and transfer to the Company of twenty-four percent (24.9%) of the outstanding Interests in Midtown (the “Initial Interests”), the Company shall issue to the Seller One Million Two hundred Thousand (1,200,000) shares (the “Initial Shares”) of its common stock, $.0001 par value (the “Common Stock”) on the Initial Closing Date (as defined below) (the "Initial Closing") as set out in Schedule A.

(ii) Initial Closing.  The date and time of the Initial Closing (the "Initial Closing Date") shall be 5:00 p.m., New York City time, on December 18, 2014 (or such earlier date as is mutually agreed to by the Company and the Seller) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below, at the offices of Gracin & Marlow, LLP, The Chrysler Building, 26th Floor, 405 Lexington Avenue, New York, New York 10174.

(b) Purchase of Remaining Interests.

(i) Purchase. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, in consideration of the Seller’s assignment, sale and transfer to the Company of the remaining seventy-six percent (75.1%) of the outstanding Interests in Midtown (the “Remaining Interests”), so that the Company will then have received one hundred percent (100%) of the outstanding Interests, the Company shall issue to the Seller Seven Hundred Thousand (700,000) shares (the “Remaining Shares”) of its Common Stock on the Final Closing Date (as defined below) (the "Final Closing"). (The Initial Shares and Remaining Shares are hereinafter collectively referred to as the “Shares”.)

(ii) Final Closing.  The date and time of the Final Closing (the "Final Closing Date") shall be 5:00 p.m., New York City time, on the third business day following notification of satisfaction of the conditions to the Closing set forth in Sections 6 and 7 below (or such earlier date as is mutually agreed to by the Company and the Seller), at the offices of Gracin & Marlow, LLP, The Chrysler Building, 26th Floor, 405 Lexington Avenue, New York, New York 10174.

2. REPRESENTATIONS AND WARRANTIES of the SELLER.  The Seller represents and warrants to the Company that, as of the date hereof and as of the Closing Date:

(a) Organization; Authority.  The Seller is a corporation and Midtown is a limited liability company, each of which is duly organized, validly existing and in good standing under the laws of the State of Florida. The Seller has full corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. Midtown has full power and authority to own or lease its properties and conduct its business as currently conducted. The execution, delivery and performance by the Seller of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate action.  This Agreement has been duly executed by the Seller, and when delivered by the Seller in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(b) No Conflicts.  The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Seller or Midtown or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, lease, contract, indenture or other instrument or obligation to which the Seller or Midtown is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Seller or Midtown, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect (“Material Adverse Effect” ) on the ability of the Seller to perform its obligations hereunder, or on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of Midtown, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith or therewith, including, but not limited to, the Registration Rights Agreement (as hereinafter defined) or on the authority or ability of the Seller to perform its obligations under such agreements and instruments (herein collectively referred to as the “Transaction Documents”).

(c) Capitalization.  The Interests represent all of the outstanding membership interests in Midtown, have been duly authorized and validly issued and are fully paid and non-assessable; and when and as sold to the Company contemplated herein will be free from all taxes, liens and charges with respect to the issue thereof, validly issued, fully paid and non-assessable. The Seller has provided the Company with true and complete copies of Midtown’s Articles of Organization and Operating Agreement. There are no other securities or instruments issued by Midtown other than the Interests held by Seller.

(d) Financials. Attached hereto as Schedule B is a balance sheet of Midtown as at December 9, 2014 and an income statement of Midtown prepared on an accrual basis for the period January 1, 2014 to December 9, 2014 (the "Financial Statements"). The Financial Statements have been prepared (except to the extent that they do not include footnotes) on a consistent basis in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and fairly present the financial position and results of operation of Midtown for the periods covered thereby (subject to normal recurring changes resulting from year-end adjustments). The books and records maintained by Midtown and upon which the Financial Statements are based are true and correct in all material respects and accurately reflect the business of Subsidiary.  Except to the extent reflected or reserved against in the balance sheet as at December 9, 2014, included in the Financial Statements, Midtown has no material liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including without limitation any liability for taxes for any period prior to such date.

(e)  Litigation.  There is no action, suit, claim or proceeding pending or, to the knowledge of the Seller, threatened against Midtown or the Seller before any court or administrative agency or otherwise.

(f) Taxes.  Midtown has filed all federal, state, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by it to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP.

(g) Absence of Certain Changes.  Since October 1, 2014, there has not been any material transaction entered into by Midtown, other than transactions in the ordinary course of business.  Midtown has no material contingent obligations, which are not disclosed in its financial statements.

(h) Contracts.  Neither Midtown nor, to the Seller's knowledge, any other party is in default in the observance or performance of any term or obligation to be performed by it under any such agreement or any other agreement or instrument to which Midtown is a party or by which its respective properties or businesses may be bound, and no event has occurred which with notice or lapse of time or both would constitute such a default it, except for possible defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) Conduct of Business.  Midtown is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Intellectual Property.  Midtown holds all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of its businesses in the manner in which it is being conducted; Midtown owns or possesses the right to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights ("Intellectual Property") necessary to carry on its business in all material respects in the manner in which it is being conducted; Midtown has not infringed, and Midtown has not received notice of conflict with, any Intellectual Property of any other person or entity.  There are no outstanding options, licenses or agreements of any kind relating to any Intellectual Property of Midtown.  .  None of the technology employed by Midtown and material to Midtown's business has been obtained or is being used by Midtown in violation of any contractual obligation binding on Midtown or, to the Seller's knowledge, any of its officers, directors or employees or, to Seller’s knowledge, otherwise in violation of the rights of any persons; Midtown has not received any written or oral communications alleging that Midtown has violated, infringed or conflicted with, or, by conducting its business would violate, infringe or conflict with, any of the Intellectual Property of any other person or entity.  The Seller knows of no infringement by others of any Intellectual Property owned by or licensed to Midtown.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company represents and warrants to the Seller that, as of the date hereof and as of the Closing Date (which representations and warranties shall be deemed to apply, where appropriate, to each Subsidiary (as defined below) of the Company):

(a) Organization. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland, with full corporate power and authority to own or lease its properties and conduct its business, enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and otherwise to carry out its obligations hereunder and thereunder.  The Company has no significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) other than as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2014 (the "Annual Report") and otherwise has no direct or indirect subsidiaries.  The Company is duly qualified to transact business in all jurisdictions in which the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in any Material Adverse Effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company, or on the transactions contemplated hereby and the other Transaction Documents, including, but not limited to, the Registration Rights Agreement) or on the authority or ability of the Company to perform its obligations under such agreements and instruments.

(b) Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents) and to issue the Shares in accordance with the terms hereof and thereof.  The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares have been duly authorized by the Company's Board of Directors, and no further filing, consent, or authorization is required by the Company's Board of Directors or its stockholders.  This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(c) Issuance of Securities.  The outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the Shares to be issued by the Company have been duly authorized and when issued and paid for as contemplated herein will be free from all taxes, liens and charges with respect to the issue thereof, validly issued, fully paid and non-assessable, and no preemptive rights of stockholders exist with respect to any of the Shares or the issue and sale thereof.  Neither the filing of the registration statement contemplated by the Registration Rights Agreement nor the offering or sale of the Shares as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Common Stock.  There are no securities or instruments issued by the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares.

(d) Equity Capitalization.  As of the date hereof and as of the Closing Date, the Company has or will have, as the case may be, an authorized, issued and outstanding capitalization as is set forth in its Quarterly Report on Form 10-Q, as filed on November 13, 2014 (the “10-Q Report”).

(e) Weaknesses or Changes in Internal Accounting Controls.  The Company is not aware of (i) any material weakness in its internal control over financial reporting or (ii) change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

(f) eXtensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto

(g) Sarbanes-Oxley.  Solely to the extent that the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC and The NYSE MKT (the "Principal Market") thereunder (collectively, the "Sarbanes-Oxley Act") has been applicable to the Company, there is, and has been, no failure on the part of the Company to comply in all respects with any provision of the Sarbanes-Oxley Act.  The Company has taken all necessary actions to ensure that it is in compliance in all respects with all provisions of the Sarbanes-Oxley Act that are in effect with respect to which the Company is required to comply and is actively taking steps to ensure that it will be in compliance with the other provisions of the Sarbanes-Oxley Act which will become applicable to the Company.

(h) Litigation.  There is no action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened against the Company before any court or administrative agency or otherwise which if determined adversely to the Company would have, individually or in the aggregate, a Material Adverse Effect, except as set forth in the Company’s SEC Documents (as hereinafter defined).

(i) Title.  The Company has good and marketable title to all of the material properties and assets reflected in the consolidated financial statements hereinabove described or described in its SEC Documents, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those reflected in such financial statements or described in the SEC Documents or which are not material in amount or would not materially interfere with the use to be made of such properties or assets. The Company occupies its leased properties under valid and binding leases conforming in all material respects to the description thereof set forth in the SEC Documents.

(j) Taxes.  The Company has filed all federal, state, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by it to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP.  All tax liabilities have been adequately provided for in the consolidated financial statements of the Company in accordance with GAAP, and the Company does not know of any actual or proposed additional material tax assessments.

(k) Absence of Certain Changes.  Since the filing of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, there has not been any Material Adverse Effect, and there has not been any material transaction entered into by the Company.  The Company has no material contingent obligations, which are not disclosed in the Company's consolidated financial statements, which are included in the SEC Documents.

(l) No Conflicts.  The Company is not, or with the giving of notice or lapse of time or both, will not be after giving effect to the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares), (i) in violation of its articles of organization, by-laws, any certificate of designations or other organizational documents or (ii) in violation of or in default under any agreement, lease, contract, indenture or other instrument or obligation to which it is a party or by which it, or any of its properties, is bound and, solely with respect to this clause (ii), which violation or default would have a Material Adverse Effect.  The execution and delivery of this Agreement and the consummation of the transactions herein contemplated and the fulfillment of the terms hereof will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company or any of its respective properties is bound, or of the articles of organization or by-laws of the Company or any law, order, rule or regulation judgment, order, writ or decree applicable to the Company of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction, except to the extent that such conflict, breach or default would not have a Material Adverse Effect.

(m) Contracts.  Each contract, document or other agreement described in the Company’s SEC Documents or listed in the exhibits thereto or incorporated by reference therein is in full force and effect and is valid and enforceable by and against the Company in accordance with its terms (except as rights to indemnity and contribution thereunder may be limited by federal or state securities laws and matter of public policy and except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principle).  Neither the Company nor, to the Company's knowledge, any other party is in default in the observance or performance of any term or obligation to be performed by it under any such agreement or any other agreement or instrument to which the Company is a party or by which the Company or its respective properties or businesses may be bound, and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case in which the default or event, individually or in the aggregate, would have a Material Adverse Effect.

(n)  Regulatory Approvals.  Except for the approval of the Company’s Principal Market which is pending,  each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions herein contemplated has been obtained or made and is in full force and effect.

(o) Conduct of Business.  The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company and the Company will not conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

(p) Intellectual Property.  Except as described in the SEC Documents or in any document incorporated by reference therein, the Company holds all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of its businesses in the manner in which it is being conducted; the Company owns or possesses the right to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other Intellectual Property rights necessary to carry on its business in all material respects in the manner in which it is being conducted; the Company has not infringed, and the Company has not received notice of conflict with, any Intellectual Property of any other person or entity  There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property of the Company that are required to be described in the SEC Documents and are not described therein in all material respects.  The Company is not a party to or bound by any options, licenses or agreements with respect to n the SEC Documents, would violate, infringe or conflict with, any of the Intellectual Property of any other person or entity.  The Company knows of no infringement by others of Intellectual Property owned by or licensed to the Company.

(q) Internal Accounting Controls.

(i) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii) The Company has established and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act); the Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the 1934 Act, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the 1934 Act with respect to such reports.

(r) Industry and Market Data.  The statistical, industry-related and market-related data included in the SEC Documents are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate, and such data agree in all material respects with the sources from which they are derived.

(s) Money Laundering Laws.  The operations of the Company is and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the "Money Laundering Laws"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any or its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company's knowledge, threatened.

(t) Office of Foreign Assets Control.  Neither the Company nor, to the Company's knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(u) Insurance.  The Company carries or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies of similar sizes engaged in similar businesses.

(v) Employee Benefits.  The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would have any material liability; the Company has not incurred and does not expect to incur material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code"); and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(w) Employee Relations.  (i) The Company is not a party to any collective bargaining agreement or employs any member of a union.  The Company believes that its relations with its employees are good.  No executive officer of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company.  No executive officer of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters, except where such violation would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(x) Transactions with Affiliates.  To the Company's knowledge, there are no affiliations or associations between any member of FINRA and any of the Company's officers, directors or 5% or greater security holders, except as set forth in the SEC Documents.  There are no relationships or related-party transactions involving the Company and to the knowledge of the Company, any other person required to be described in the Prospectus, which have not been described as required.

(y) Environmental Laws.  The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "environmental laws"), does not own or operate any real property contaminated with any substance that is subject to environmental laws, is not liable for any off-site disposal or contamination pursuant to any environmental laws, and is not subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and the Company is not aware of any pending investigation which would reasonably be expected to lead to such a claim.

(z) Listing; 1934 Act Registration.  The Common Stock is listed for trading on the Principal Market and as of each respective Closing Date the Shares to be issued on each such Closing Date the Shares have been approved for listing subject to notice of issuance on the Principal Market.  The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or the quotation of the Common Stock or the Common Shares on the Principal Market, nor, has the Company received any notification that the SEC or the Principal Market is currently contemplating terminating such registration or quotation. The Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

(aa) Contributions; Foreign Corrupt Practices.  The Company has not made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law which violation is required to be disclosed in the Prospectus.

(bb) Consents.  Other than as described in Section 3(z) hereof, or as have been previously obtained, filed or made, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, including the issuance of the Securities, in each case in accordance with the terms hereof or thereof.  The Company is unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.  .

(cc) Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(dd) Transfer Taxes.  On the Closing Date, all stock transfer or other similar taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Common Shares to be sold to the Seller hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(ee) Acknowledgement Regarding the Seller's Trading Activity.  Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company (i) the Seller has not been asked by the Company to agree, nor has it agreed with the Company, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Shares for any specified term; (ii) that past or future open market or other transactions by the Seller, including, without limitation, short sales or "derivative" transactions, before or after the closing of the transactions contemplated by this Agreement or future private placement transactions, may negatively impact the market price of the Company's publicly traded securities; (iii) that the Seller, and counter parties in "derivative" transactions to which the Seller is a party, directly or indirectly, presently may have a "short" position in the Common Stock, and (iv) that the Seller shall not be deemed to have any affiliation with or control over any arm's length counter-party in any "derivative" transaction.  The Company further understands and acknowledges that (a) the Seller may engage in hedging and/or trading activities at various times during the period that the Shares are outstanding and (b) such hedging and/or trading activities (if any) could reduce the value of the existing stockholders' equity interests in the Company at and after the time that the hedging and/or trading activities are being conducted.  The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any of the documents executed in connection herewith.

(ff) U.S. Real Property Holding Corporation.  The Company is not, has not ever been, nor, while the Seller holds any Common Shares, will not become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company shall so certify upon the Seller's request.

(gg) Shell Company Status. The Company is not, and has not been in the last twelve (12) months, an issuer identified in Rule 144(i)(1).

(hh) Bank Holding Company.  Neither the Company nor any of its affiliates is, nor, while the Seller holds any Common Shares, will become, subject to the Bank Holding Company Act of 1956, as amended (the "BHCA") and to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve").  Neither the Company nor any of its affiliates owns or controls, nor, while the Seller holds any Common Shares, will own or control, directly or indirectly, five percent or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.  Neither the Company nor any of its affiliates exercises, nor, while the Seller holds any Securities, will exercise, a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(ii) Solvency.  The Companyis not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below).  For purposes of this Section 3(ii), "Insolvent" means, with respect to any person (as defined in Section 3(g)) (i) the present fair saleable value of such person's assets is less than the amount required to pay such person's total indebtedness, (ii) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(jj) SEC Documents. The Company has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, including material filed pursuant to Section 13(a) or 15(d), (all of the foregoing including filings incorporated by reference therein being referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 Act  and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(kk) Independent Accountants. AJSH and Co, who have certified certain financial statements of the Company and its subsidiaries is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act of 1933, as amended.

(ll) S-3 Eligibility.  The Company meets the requirements for use of. Form S-3 under the Securities Act of 1933.

4. COVENANTS.

(a) Best Efforts.  Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

5. Contemporaneously with the Initial Closing, the Company shall appoint Midtown’s current CEO, John Clarke, as its Chief Funding Officer and its Interim Treasurer, (Principal Financial and Accounting Officer). Mr. Clarke will retain all required FINRA licenses to be the supervising principal and chief executive for Midtown throughout the FINRA review process.

6. CONDITIONS TO THE COMPANY'S OBLIGATION TO ISSUE THE SHARES.

The obligation of the Company hereunder to issue the Initial Shares to the Seller at the Initial Closing  and the Remaining Shares to the Seller at the Final Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Seller with prior written notice thereof:

(i) The Seller shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii) The representations and warranties of the Seller shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and the Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Seller at or prior to the respective Closing Date. The Company shall have received a certificate, executed by the Chief Executive Officer of the Seller, dated as of the relevant Closing Date, to the foregoing effect in the form attached hereto as Exhibit A.

(iii) The Seller shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the respective Interests to be transferred to the Company at such Closing, including approval of FINRA of the Change of Control of Midtown to the Company.

(iv) No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(v) The Seller shall have delivered to the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

7. CONDITIONS TO SELLER’S OBLIGATION TO TRANSFER INTERESTs.

The obligation of Seller to transfer the Initial Interests at the Initial Closing and the Final Interests at the Final Closing, respectively, is subject to the satisfaction, at or before the relevant Closing Date, of each of the following conditions, provided that these conditions are for Seller's sole benefit and may be waived by the Seller at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have duly executed and delivered to the Seller (i) each of the Transaction Documents and (ii) the Shares applicable to that Closing being issued to the Seller at the Initial Closing or the Final Closing, as the case may be, pursuant to this Agreement.

(ii) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.  The Seller shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect in the form attached hereto as Exhibit B.

(iii) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(iv) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Common Shares.

(v) No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(vi) The Company shall have delivered to the Seller such other documents relating to the transactions contemplated by this Agreement as the Seller or its counsel may reasonably request.

8. TERMINATION.  In the event that the Closing shall not have occurred with respect to on or before June 30, 2015 due to the Company's or the Seller's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the non-breaching party's failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Entire Agreement; Amendments.  This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Seller, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Seller makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Seller, and any amendment to this Agreement made in conformity with the provisions of this Section 8(e) shall be binding upon the Seller and holders of Common Shares as applicable.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Common Shares then outstanding

(f) Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The street addresses, email addresses and facsimile numbers for such communications shall be:

If to the Company:

India Globalization Capital, Inc.
PO Box 60642
Potomac, Maryland  20859
Telephone:  (301) 983-0998
Facsimile:  (240) 465-0273
Attention:  Ram Mukunda

with a copy to:

Olshan Frome Wolosky, LLP
Park Avenue Tower
65 East 55th Street
Telephone: 212-451-2234
Faximile:212-451-2222
Attention: Spencer G. Feldman

If to the Transfer Agent:

Continental Stock Transfer & Trust
17 Battery Place, 8th Floor
New York NY 10004
Telephone:  (800) 509-5586
Facsimile:  (212)
Attention:  Daniel Bell

If to the Seller, to:

Apogee Financial Investments, Inc.
20711 Sterlington Road
Land O'Lakes, Florida 34368
Telephone:
Facsimile:
Attention: Dale Phillips

with a copy to:

Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York  10174
Telephone:  (212) 907-6457
Facsimile:    (212) 208-4657
Attention:  Leslie Marlow, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

(h) No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by any other Person.

(i) Survival.  Unless this Agreement is terminated under Section 7, the representations and warranties of the Company and the Seller contained in Sections 2 and 3, and the agreements and covenants set forth in Sections 4 and 5 shall survive the Closing.  The Seller shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as are reasonably necessary in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification.  (i) In consideration of the Seller's execution and delivery of the Transaction Documents and acquiring the Shares thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Seller and each other holder of the Shares and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitiees"), as incurred, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party that is not an affiliate of such Indemnitee (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(ii) Promptly after receipt by an Indemnitee under this Section 9(k) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section 9(k), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding.  Legal counsel referred to in the immediately preceding sentence shall be selected by the Seller.  The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities.  The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.  No indemnifying party shall, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation.  Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section 9(k), except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(iii) The indemnification required by this Section 9(k) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(iv) The indemnity agreements contained herein shall be in addition to  (x) any cause of action or similar right of the Indemnitee against the indemnifying party or others, and (y) any liabilities the indemnifying party may be subject to pursuant to the law.

(l) No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. The Seller and each holder of the Shares shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. The Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, including, without limitation, the Registration Rights Agreement, any remedy at law may prove to be inadequate relief to the Seller.  The Company therefore agrees that the Seller shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Seller have caused their respective signature page to this Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

INDIA GLOBALIZATION CAPITAL, INC.

By:	/s/ Ram Mukunda
Name: Ram Mukunda
Title: President and Chief Executive Officer

SELLER:

APOGEE FINANCIAL INVESTMENTS, INC.

By:	/s/ Dale Phillips
Name: Dale Phillips
Title: President and Chief Executive Officer